MEDPANEL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November __, 2006, between MEDPANEL, INC., a Delaware corporation (the “Company”), and HOWARD BRICK (the “Executive”).

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Executive is hereby employed as Managing Director and Chief Operating Officer of the Company for a period commencing on the date hereof and ending two years after the date hereof. As Managing Director and Chief Operating Officer of the Company, the Executive shall handle all day to day activities of the Company as customarily performed by persons serving in such capacities. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention, and efforts to the business and affairs of the Company during the term of his employment. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Executive shall be entitled without prior written consent to hold positions on the Board of Directors of entities that do not compete with the Company and do not otherwise restrict the trading and business activities of the Company and its parent or sister subsidiaries. The Executive has, as of the date of this Agreement, disclosed to the Board of Directors of the Company the positions the Executive currently holds on other Boards of Directors, and the Company has consented to such positions.

2. Location of Services. During the term of this Agreement, the Executive shall be principally located at the offices of the Company located in Boston metropolitan area of the Commonwealth of Massachusetts.

3. Salary. The Company shall pay the Executive an annual base salary equal to One Hundred Sixty-Five Thousand Dollars ($165,000) as compensation for services in calendar year 2007 and an annual base salary equal to One Hundred Seventy-Four Thousand Dollars ($174,000) as compensation of services in calendar year 2008 (“Base Salary”). The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Executive otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits shall not reduce the Base Salary. The Base Salary shall be payable to the Executive not less frequently than monthly.

4. Executive’s Bonus. The Executive shall be entitled to an annual bonus conditioned upon Company performance as more particularly described below:

(a) For calendar year 2007, the Executive’s bonus compensation shall be calculated by application of a weighted percentage against Pre-Bonus EBITDA, Revenue and Revenue Growth above the Benchmark.

(i) Pre-Bonus EBITDA is defined as the earnings determined in accordance with GAAP before interest, taxes, depreciation and amortization of the Company during calendar year 2007;

(ii) Revenue is defined consistent with the financial statements;

(iii) Revenue Growth is defined as the increased Revenue above the Benchmark; and

(iv) Benchmark is defined as Company Revenue of $5,369,400.

The Executive bonus compensation for calendar year 2007 will be equal to the sum of (I) the product of the Pre-Bonus EBITDA figure for such year multiplied by 11.31%; plus (II) the product of the Revenue figure for such year multiplied by 0.64%, plus (III) the product of the Revenue Growth above the Benchmark multiplied by 2.05%.

This calculation reflects the application of weighted multiples of 25% based upon Pre-Bonus EBITDA; 35% based upon Revenue; and 40% based upon Revenue Growth above the Benchmark.

(b) For calendar year 2008, the Executive’s bonus compensation shall be calculated by application of a weighted percentage against Pre-Bonus EBITDA, Revenue and Revenue Growth above the actual Revenue generated by Company for calendar year 2007.

The Executive bonus compensation for calendar year 2008 will be equal to the sum of (I) the product of the Pre-Bonus EBITDA figure multiplied by 8.45%; plus (II) the product of the Revenue figure multiplied by 0.38%; plus (III) the product of the Revenue Growth above the actual Revenue generated by Company for calendar year 2007 multiplied by 1.50%.

This calculation reflects the application of weighted multiples of 50% based upon Pre-Bonus EBITDA; 20% based upon Revenue; and 30% based upon Revenue Growth for calendar year 2007.

(c) To the extent earned, the Pre-Bonus EBITDA and Revenue Growth portions of the Executive’s bonus will be payable at the end of each calendar year. To the extent earned, the Revenue portion of the Executive’s bonus will be payable at the end of each calendar quarter.

(d) For the purpose of calculating the Executive’s bonus, the Pre-Bonus EBITDA and Revenue Growth portions of the calculation shall be either zero or a positive number.

5. Participation in the Executive Benefit Plans. The Executive is immediately eligible to participate in all of the Company's benefit plans. Upon the consummation of that certain Agreement and Plan of Merger dated November 7, 2006 by and among the Company, MCF Corporation, Panel Intelligence, LLC, MedPanel Acquisition I Corp., and William J. Febbo (the “Merger Agreement”), the benefit plans will be provided by MCF Corporation. The benefits include health insurance, employee stock purchase plan, cafeteria plan and 401k retirement plan.

6. Stock Options. Upon the consummation of the Merger Agreement, the Executive will be granted a stock option entitling him to purchase 250,000 shares of common stock of MCF Corporation at the closing price of MCF Corporation's common stock on the day on which the Second Merger (as defined in the Merger Agreement) is closed. The option will vest 25% on the one-year anniversary of the Executive's employment and then on a monthly basis ratably (ie, 1/36th of the balance of the option grant per month) over the remaining three year period and shall be subject to the terms and conditions of the MCF Corporation Stock Option and Incentive Plan(s).

7.  Parachute Payments. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal employment agreement or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code (the “Code”), any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested or shall be forfeited to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

8. Standards. The Executive shall perform the Executive’s duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board of Directors of the Company. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the Company’s industry.

9. Voluntary Absences; Vacations. As a revenue-generating employee the Executive is not subject to the Company's vacation policy.

10. Termination of Employment.

(a) The Executive may terminate his employment at any time after the 60-day notice period in Section 11 has elapsed. The Board of Directors of the Company may terminate the Executive’s employment at any time, subject to payment of the compensation described below.

(b) In the case of (i) any termination other than “termination for cause” as defined below (“Termination Without Cause”), or (ii) any termination by the Executive for “Good Reason” as defined below (“Termination for Good Reason”), the Executive shall continue to receive his full Base Salary for 12 months, commencing on the date of such termination (the “Severance Period”), and any bonus that has been earned but not paid before termination of employment, including the Executive’s Bonus earned through the end of the year during which the termination occurs, and all other benefits and compensation that the Executive would have been entitled to under this Agreement in the absence of termination of employment (collectively, the “Severance Amount”). In the event of a Termination Without Cause or a Termination for Good Reason, the Company and Executive will attempt in good faith to agree on terms of a reference letter or statement for the Executive.

(c) The Executive shall have no right to receive compensation or other benefits from the Company or MCF for any period after termination for cause by the Company or termination by the Executive other than Termination for Good Reason, except for any vested retirement benefits to which the Executive may be entitled under any qualified employee pension plan maintained by the Company or MCF and any deferred compensation to which the Executive may be entitled.

(d) The term “Termination for Cause” shall mean termination by the Company because of the Executive’s: (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) any violation of the Standards of Conduct described in Chapter 2, Dismissal for Misconduct section of the MCF Corporation and Subsidiaries Employee Handbook, revised and republished on May 1, 2006; (iii) conduct that constitutes disloyalty to the Company and which materially harms the Company or conduct that constitutes breach of fiduciary duty involving personal profit; (iv) conviction, or the entry of a plea of guilty or nolo contendere by the Executive, of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (v) the use of drugs or alcohol which interferes materially with the Executive’s performance of his duties; or (vi) material breach of any provision of this Agreement.

(e) The term “Termination for Good Reason” shall mean that Executive’s resignation occurs within three months of one of the following events: (i) an involuntary reduction of Executive’s job duties or responsibilities; (ii) the Board resolves that Executive report to someone other than the Board or the Chairman of the Board of the Company; (iii) any involuntary reduction of Executive’s Base Compensation; or (iv) the issuance of a directive requiring Executive to relocate to a new office located anywhere other than the Boston Metropolitan area of the Commonwealth of Massachusetts.

(f) The Executive’s employment pursuant to this Agreement shall terminate automatically prior to the expiration of the term of this Agreement in the event of the Executive’s death or disability that prevents the Executive from performing his duties and responsibilities without a reasonable accommodation. In the event the Executive’s employment terminates prior to the expiration of the term of this Agreement due to his death or disability, the Executive, or his Estate, shall not be entitled to any further compensation under the provisions of this Agreement, except for his Base Salary earned through the date of termination and the portion of any bonus which previously had been approved by the Company but was unpaid as of the Executive’s death or disability.

11. Termination by the Executive. The Executive may terminate his employment at any time during the term of this Agreement by giving sixty (60) days’ prior written notice thereof to the Board of Directors of the Company. In the event of termination by the Executive under this Section 11, the Company may at its option elect to have the Executive cease to provide services immediately, provided that during such 60-day notice period the Executive shall be entitled to continue to receive his Base Salary.

12. Return of Proprietary Property. The Executive agrees that all property in the Executive’s possession that he obtains or is assigned in the course of his employment with the Company, including, without limitation, all documents, reports, manuals, memoranda, customer lists, credit cards, keys, access cards, and all other property relating in any way to the business of the Company, is the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property. The Executive shall return to the Company all such property immediately upon termination of employment or at such earlier time as the Company may request.

13. Confidential Information. Except as permitted or directed by the Board of Directors of the Company, during the time the Executive is employed by the Company or at any time thereafter, the Executive shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by himself or by others. Such confidential and/or secret information encompassed by this Section 13 includes, but is not limited to, the Company’s customer and supplier lists, business plans, and financial, marketing, and personnel information. The Executive agrees to refrain from any acts or omissions that would reduce the value of any confidential or secret knowledge or information to the Company, both during his employment hereunder and at any time after the termination of his employment. The Executive’s obligations of confidentiality under this Section 13 shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by the Executive.

14. Patent and Related Matters.

(a) The Executive agrees to promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, process, or product made, developed, perfected, devised, conceived, or first reduced to practice by the Executive, either solely or in collaboration with others, during the Executive’s term of employment by the Company, relating to the business, products, practices, or techniques of the Company (hereinafter referred to as “Developments”). The Executive, to the extent that the Executive has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive’s right, title, and interest in and to any and all of such Developments.

(b) The provisions of this Section 14 shall not apply to any Development meeting the following conditions:

(i) such Development was developed entirely on the Executive’s own time; and

(ii) such Development was made without the use of any Company equipment, supplies, facilities, or trade secret information; and such Development does not relate at the time of conception or reduction to practice to (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; and

(iii) such Development does not result from any work performed by the Executive for the Company.

(c) Upon request and without further compensation therefor, but at no expense to the Executive, and whether during the term of the Executive’s employment by the Company or thereafter, the Executive will do all lawful acts, including, but not limited to, the execution of papers and the giving of testimony, that in the opinion of the Company, its successors, or assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending, or enforcing Letters Patent, and for perfecting, affirming, and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

15. Restrictive Covenants.

(a) During the employment of the Executive under this Agreement and for a period of one year after termination of such employment, the Executive shall not at any time (i) compete on his own behalf, or on behalf of any other person or entity, with the Company within all territories in which the Company does business, with respect to the business of the Company as such business shall have been conducted on the date hereof or during the term of employment of the Executive under this Agreement; (ii) solicit or induce, on his own behalf or on behalf of any other person or entity, any employee of the Company to leave the employ of the Company or any of its affiliates; or (iii) solicit or induce, on his own behalf or on behalf of any other person or entity, any customer of the Company to reduce its business with the Company.

(b) The Executive shall not at any time during or subsequent to his employment by the Company, on his own behalf or on behalf of any other person or entity, disclose any proprietary information of the Company or any of its affiliates to any other person or entity other than on behalf of the Company or in conducting its business, and the Executive shall not use any such proprietary information for his own personal advantage or make such proprietary information available to others for use, unless such information shall have come into the public domain other than through unauthorized disclosure.

(c) The ownership by the Executive of not more than five percent (5%) of a corporation, partnership or other enterprise, other than MCF Corporation, shall not constitute a violation hereof.

(d) The restrictions set forth in this Section 15 shall terminate without further action required on the part of either party upon the occurrence of any of the following events: (i) Termination Without Cause or Termination for Good Reason; or (ii) the breach by the Company or MCF Corporation of any material representation, warranty or covenant contained in this Agreement or the Merger Agreement.

(e) If any portion of this Section 15 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 15 shall apply with such modifications necessary to make this Section 15 valid and enforceable. Any portion of this Section 15 not required to be so modified shall remain in full force and effect and not be affected thereby. The Executive agrees that the Company shall have the right of specific performance in the event of a breach by the Executive of this Section 15.

16. Assignment. The rights and obligations of the Company and MCF Corporation under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and MCF Corporation. Neither party may assign this Agreement or any rights hereunder; provided, however, that the Company may assign this Agreement to MCF Corporation or to any entity which is a successor to the Company as a result of the Merger Agreement. Any purported or attempted assignment or transfer by the Executive of this Agreement or any of the Executive’s duties, responsibilities, or obligations hereunder shall be void.

17. Company Remedies. The Executive acknowledges that the remedy at law for any breach of any of the provisions of Sections 12, 13, 14 or 15 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance.

18. Other Contracts. The Executive shall not, during the term of this Agreement, have any other paid employment, except (a) service on other boards of directors contemplated by Section 1 hereof, and (b) with the prior approval of the Board of Directors.

19. Notices. All notices, requests, demands, consents, or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by overnight courier or express mail service or by postage prepaid registered or certified mail, return receipt requested (the return receipt constituting prima facie evidence the giving of such notice request, demand or other communication), by personal delivery, or by fax with confirmation of receipt and a copy mailed with postage prepaid, to the following address or such other address of which a party may subsequently give notice to the other party in accord with the provisions of this Section. Notice is effective immediately if by personal delivery or by fax with confirmation received and a copy mailed the same day. Notice sent by overnight courier or by registered or certified mail is effective the earlier of actual receipt or the fifth date after the date mailed as evidenced by the sender’s certified or registered receipt.

To the Company:	MedPanel, Inc.
44 Brattle Street
Cambridge, MA 02138

To Executive:	Howard Brick
_______________________

_______________________

20.  Arbitration. Any dispute between the parties concerning the interpretation, validity or performance of this Agreement or any of its terms and provisions shall be submitted to binding arbitration in the State of California, City and County of San Francisco, before an arbitrator selected by the parties hereto, and the prevailing party in such arbitration shall have the right to have any award made by the arbitrator confirmed by a court of competent jurisdiction and shall be entitled to reimbursement for all costs and expenses incurred, thereby, including reasonable attorney’s fees.

21. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

22. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

23. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24. Governing Law. This Agreement shall be governed by the laws of the State of California (other than the choice of law rules thereof).

COMPANY: MEDPANEL, INC. a Delaware corporation By:_________________________ Name: Title: MCF CORPORATION: By:_________________________ Name: Gregory S. Curhan Title: Executive Vice President	EXECUTIVE: ______________________ Howard Brick